Carla Baca
Director of Corporate Communications
P:615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES THIRD QUARTER DIVIDEND
NASHVILLE, Tennessee, October 30, 2018 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended September 30, 2018. This dividend, in the amount of $0.30 per share, is payable on November 30, 2018 to shareholders of record on November 15, 2018.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of June 30, 2018, the Company owned 201 real estate properties in 27 states totaling 14.9 million square feet and was valued at approximately $5.0 billion. The Company provided leasing and property management services to 11.2 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.